Exhibit 99.1

Alliance Data Reports First Quarter 2021 Results

--Announced Bread strategic partnership leveraging Fiserv’s extensive merchant network--
•
Net income of $286 million or $5.74 per diluted share reflects continued resilient performance; strong credit management and a more favorable economic outlook drove a net reserve release of $165 million

•	Stable year-over-year credit sales aligned with improving consumer confidence and a recovery of in-store sales

COLUMBUS, Ohio, April 29, 2021 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the quarter ended March 31, 2021.

“Alliance Data’s first quarter results represent a positive start to the year and reflect the continued sequential improvement in business conditions as well as the success of our ongoing business transformation strategies,” said Ralph Andretta, president and chief executive officer of Alliance Data. “On a year-over-year basis, revenue declined 21%, due to elevated payment rates and the continued impact of the pandemic.  Total expenses excluding provision for loan loss declined 6% year-over-year, despite increased strategic investment and costs related to Bread, which was acquired in the fourth quarter.  We continued to enhance our loyalty programs and competitive positioning, providing an integrated full suite of product capabilities for our partners and expanded choices of payment solutions for consumers.

“Credit sales year-over-year performance strengthened versus the previous quarter, in line with improved consumer confidence levels, leading to a recovery of in-store sales performance, coupled with continued strength of digital spending.  Application and new account growth rates improved year-over-year as consumers were increasingly active in omnichannel shopping and engagement.  Card Services revenue increased sequentially as average receivables remained steady and yields improved.  We project a more favorable operating environment for LoyaltyOne® in the second half of the year with the potential for a surge in post-pandemic travel-related redemptions.

“The improvement in our credit metrics reflects discipline in our risk management and underwriting activities, which remains a key element of our strategy.  We took deliberate actions and the results are evident due to our net loss rate remaining below the historical rate of 6.0% and a first quarter delinquency rate of 3.8%, down 220 basis points year-over-year. Payment rates benefitted from the additional government stimulus checks received at the end of the quarter, and we expect consumer financial health to continue to improve, auguring well for a broad-based US economic recovery.”

Mr. Andretta continued, “The joint partnership between Bread and Fiserv announced today provides additional growth opportunities, enabling us to leverage Fiserv’s extensive merchant network.  This strategic partnership will power point-of-sale lending for Fiserv’s substantial merchant base and drive platform sales and receivables growth for Alliance Data.  Additionally, we successfully launched our first card brand partner on Bread’s platform.  We are actively pursuing cross-sell opportunities, and our partners have shown considerable interest in augmenting existing programs with Bread’s white-label solutions.  We continue to invest in the expansion of Bread’s innovative fintech capabilities to capitalize on its significant prospects and drive long-term profitable growth for our shareholders.”

Alliance Data Systems Corporation
April 29, 2021

2021 OUTLOOK

“We remain keenly focused on balancing growth and profitability to ensure the sustainable economics of our portfolio.  In 2021, we expect our credit sales to increase at a high-single- to low-double-digit rate, with a net loss rate below 6% for the year and in the mid-to-upper 5% range in the second quarter of 2021,” said Mr. Andretta.  “Based on our current visibility, credit card and loan receivables at year-end 2021 are projected to be in line with year-end 2020 levels, although average receivables are expected to be down mid-single-digits for the year, reflecting year-over-year pressure in the first half of 2021. We expect to resume high-single-digit to low-double-digit card receivables growth as we enter 2022.  Total revenue is anticipated to be down low-single-digits compared to 2020 as the impact from lower receivables is partially offset by improving revenue from LoyaltyOne and the Bread acquisition.  We expect efficiencies to enable us to keep total expenses excluding provision for loan loss flat year-over-year while we continue to fund initiatives to better position the Company for future growth.  For 2021, our expense forecast includes over $100 million of digital innovation and technology enhancement and $50 million in marketing investments to support growth and a return to positive operating leverage in 2022.”

CONSOLIDATED RESULTS

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2021	2020	Change
Revenue	$1,085	$1,382	-21%
Income before income taxes (“EBT”)	$394	$25	1,452%
Net income	$286	$30	854%
Net income per diluted share	$5.74	$0.63	811%
Diluted shares outstanding	49.8	47.7
Shares of common stock outstanding	49.7	47.6

**********************************
Supplemental Non-GAAP Metrics (a):
Pre-provision, pre-tax earnings	$428	$681	-37%

(a) See “Financial Measures” for a discussion of non-GAAP Financial Measures.

First Quarter: Due to the impact of COVID-19, consolidated revenue decreased 21% to $1,085 million, compared to the first quarter of 2020.  EBT increased 1,452% to $394 million, positively impacted by a net reserve release of $165 million during the first quarter of 2021.  Net income was $286 million, or $5.74 per diluted share.

Alliance Data Systems Corporation
April 29, 2021

SEGMENT RESULTS

Card Services: Revenue decreased 23% to $908 million, compared to the first quarter of 2020, primarily due to the decline in average receivables and in part from interest rate reductions in 2020. EBT increased to $410 million, compared to the first quarter of 2020, attributable to a lower provision for loan loss.  The net principal loss rate was 5.0% in the first quarter of 2021, an improvement of 200 basis points from the prior year period, while the delinquency rate of 3.8% improved 220 basis points from the prior year period.

Credit sales decreased 1% to $6.0 billion, compared to the first quarter of 2020.  On a sequential basis, year-over-year credit sales performance continues to improve as consumer spending recovers.

LoyaltyOne: Revenue decreased 11% to $177 million, compared to the first quarter of 2020, as a result of fewer short-term loyalty programs in market due to the impact of COVID-19.  On a constant currency basis, revenue declined 17% to $163 million, compared to $198 million in the first quarter of 2020.  BrandLoyalty revenue decreased 20%, or $24 million, on a constant currency basis, due to a decline in programs due to retailer delays related to the continuing impact of COVID-19.  AIR MILES® revenue decreased 13%, or $10 million, compared to the first quarter of 2020 on a constant currency basis, due primarily to lower service and redemption revenue as well as the sale of Precima in January 2020, which accounted for $2 million of incremental revenue in last year’s first quarter. LoyaltyOne EBT decreased 32% to $32 million, primarily due to the lost margin from the decrease in revenue and the gain on the sale of Precima in January 2020.

Issuance of AIR MILES reward miles decreased 16%, compared to the first quarter of 2020, reflecting a decline in discretionary spending, including credit card spend. AIR MILES reward miles redemptions decreased 26%, compared to the first quarter of 2020, reflecting the impact of the pandemic on travel-related categories, offset in part by strength from merchandise redemptions.

Contacts:

Investor Relations:  Brian Vereb (brian.vereb@alliancedata.com), 614-528-4516

Media Relations:  Shelley Whiddon (shelley.whiddon@alliancedata.com), 214-494-3811

Alliance Data Systems Corporation
April 29, 2021

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures and pre-provision pre-tax earnings.  Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates.  Pre-provision pre-tax earnings is calculated by adding the provision for loan loss to income before taxes.  The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

Alliance Data Systems Corporation
April 29, 2021

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.AllianceData.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, April 29, 2021 at 8:30 a.m. (Eastern Time) to discuss the Company’s first quarter 2021 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (800) 585-8367 or (416) 624-4642 and enter “6479243”. The replay will be available at approximately 11:59 a.m. (Eastern Time) on Thursday, April 29, 2021.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ nearly 8,000 associates at 45 locations worldwide.

Alliance Data’s Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
April 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020

Revenue	$1,084.9	$1,381.8
Operating expenses:
Cost of operations	514.4	523.1
Provision for loan loss	33.4	655.9
Depreciation and amortization	34.0	38.8
Total operating expenses	581.8	1,217.8
Operating income	503.1	164.0
Interest expense, net:
Securitization funding costs	33.6	49.9
Interest expense on deposits	45.5	60.3
Interest expense on long-term and other debt, net	29.6	28.4
Total interest expense, net	108.7	138.6
Income before income tax	$394.4	$25.4
Income tax expense (benefit)	108.2	(4.6)
Net income	$286.2	$30.0

Per share data:
Weighted average shares outstanding – basic	49.7	47.6
Weighted average shares outstanding – diluted	49.8	47.7

Basic – Net income	$5.76	$0.63
Diluted – Net income	$5.74	$0.63

Pre-provision pre-tax earnings:
Income before income tax	$394.4	$25.4
Provision for loan loss	33.4	655.9
Pre-provision pre-tax earnings	$427.8	$681.3

Reconciliation of non-GAAP core earnings per share available in earnings slide appendix

Alliance Data Systems Corporation
April 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$2,858.6	$3,081.5
Credit card and loan receivables:
Credit card and loan receivables	15,536.6	16,784.4
Allowance for loan loss	(1,843.3)	(2,008.0)
Credit card and loan receivables, net	13,693.3	14,776.4
Redemption settlement assets, restricted	725.7	693.5
Right of use assets - operating	218.1	233.2
Intangible assets, net	74.9	81.7
Goodwill	1,351.1	1,369.6
Other assets	2,241.2	2,311.2
Total assets	$21,162.9	$22,547.1

Liabilities and Stockholders’ Equity
Deferred revenue	$1,022.6	$1,004.0
Deposits	9,956.9	9,792.6
Non-recourse borrowings of consolidated securitization entities	3,845.8	5,709.9
Long-term and other debt	2,782.9	2,805.7
Operating lease liabilities	285.2	300.0
Other liabilities	1,505.2	1,413.3
Total liabilities	19,398.6	21,025.5
Stockholders’ equity	1,764.3	1,521.6
Total liabilities and stockholders’ equity	$21,162.9	$22,547.1

Shares of common stock outstanding	49.7	49.7

Alliance Data Systems Corporation
April 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended March 31,
	2021	2020

Cash Flows from Operating Activities:
Net income	$286.2	$30.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34.0	38.8
Deferred income taxes	(25.8)	(158.7)
Provision for loan loss	33.4	655.9
Non-cash stock compensation	6.8	4.7
Amortization of deferred financing costs	8.5	9.5
Change in operating assets and liabilities, net of sale of business	154.9	8.6
Other	19.2	(16.3)
Net cash provided by operating activities	517.2	572.5

Cash Flows from Investing Activities:
Change in redemption settlement assets	(13.1)	1.0
Change in credit card and loan receivables	1,034.6	1,446.7
Proceeds from sale of business	—	25.4
Sale of credit card portfolio	—	289.5
Capital expenditures	(12.2)	(15.7)
Other	(0.3)	(0.6)
Net cash provided by investing activities	1,009.0	1,746.3

Cash Flows from Financing Activities:
Borrowings under debt agreements	—	500.0
Repayments of borrowings	(25.4)	(275.4)
Net increase (decrease) in deposits	162.2	(769.4)
Non-recourse borrowings of consolidated securitization entities	175.0	350.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(2,039.1)	(1,275.0)
Payment of deferred financing costs	(0.2)	(0.6)
Dividends paid	(10.7)	(30.3)
Other	(2.6)	(2.7)
Net cash used in financing activities	(1,740.8)	(1,503.4)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.7)	(7.6)
Change in cash, cash equivalents and restricted cash	(216.3)	807.8
Cash, cash equivalents and restricted cash at beginning of period	3,463.2	3,958.1
Cash, cash equivalents and restricted cash at end of period	$3,246.9	$4,765.9

Alliance Data Systems Corporation
April 29, 2021

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020	Change
Segment Revenue:
LoyaltyOne	$176.6	$198.1	(11)%
Card Services	908.3	1,183.6	(23)
Corporate/Other	—	0.1	nm*
Total	$1,084.9	$1,381.8	(21)%

Segment Earnings Before Taxes:
LoyaltyOne	$31.7	$46.7	(32)%
Card Services	409.9	32.1	1,179
Corporate/Other	(47.2)	(53.4)	(12)
Total	$394.4	$25.4	1,452%

Key Performance Indicators:
Credit sales	$6,043	$6,099	(1)%
Average receivables	$15,785	$18,294	(14)%
End of period receivables	$15,537	$17,732	(12)%
Card Services gross yield	23.0%	25.5%	(2.5)%
Net principal loss rate	5.0%	7.0%	(2.0)%
Delinquency rate	3.8%	6.0%	(2.2)%
AIR MILES reward miles issued	1,112	1,316	(16)%
AIR MILES reward miles redeemed	739	994	(26)%

* nm-not meaningful

Reconciliation of non-GAAP core earnings per share available in earnings slide appendix